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Exhibit 99.1: Press Release


CHELL GROUP ANNOUNCES CHANGES TO BOARD OF DIRECTORS

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Monday: February 3, 2003,

NEW YORK, NEW YORK, February 3, 2003: CHELL GROUP CORPORATION (the "Company"), a technology holding company in business to acquire and grow undervalued technology companies, announced today that effective January 7, 2003, the Company has accepted the resignations of the following Board Members who are leaving due to personal reasons: Adrian Towning (Chairman), Michael Rice, Don Pagnutti (former President and Chief Financial Officer) and Robert Stone.

In addition, the Company announced that Stephen McDermott, Chief Executive Officer, has been appointed to the Board and appointed Chairman, and David Bolink has also been appointed to the Board. The Company has also accepted the resignation of Mark Truman, Corporate Secretary and Chief Financial Officer, who has resigned from both positions due to personal reasons.


ABOUT CHELL GROUP CORPORATION:

Chell Group Corporation is a technology holding company in business to acquire and grow undervalued technology companies. Chell Group's portfolio includes Logicorp http://www.logicorp.ca, NTN Interactive Network Inc. http://www.ntnc.com, GalaVu Entertainment Network Inc. http://www.galavu.com, Engyro Inc. (investment subsidiary) http://www.engyro.com and cDemo Inc. (investment subsidiary) http://www.cdemo.com. For more information on the Chell Group, visit http://www.chell.com.


Forward-looking statements and comments in this press release are made pursuant to safe harbor provisions of the Securities Exchange Act of 1934. Certain statements, which describe Chell Group Corporation's intentions, expectations or predictions, are forward-looking and are subject to important risks and uncertainties. The results or events predicted in these statements may differ materially from actual results or events. Factors which could cause results or events to differ from current expectations include, among other things: the acceptance of Internet based application service providers in the consumer market, the impact of rapid technological and market change, general industry and market conditions and growth rates.

Contact:
                  Chell Group Corporation
                  Ron Matthews Director, Investor Relations
                  Direct: (403) 567-0855 ; e-mail rmatthews@chell.com









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